                                                                    EXHIBIT 10.2

LEASE AGREEMENT ENTERED INTO BY AND AMONG INVERSIONES GSG, S.A. DE C.V. (THE "LANDLORD"), HEREIN REPRESENTED BY MR. PEDRO ELIZONDO MONTEMAYOR, HOME INTERIORS DE MEXICO, S. DE R.L. DE C.V. (THE "LESSEE"), HOME INTERIORS & GIFTS, INC., DALLAS WOODCRAFT COMPANY, L.P. AND LAREDO CANDLE COMPANY, L.P., INDIVIDUALLY REFERRED TO BY THEIR NAMES, AND COLLECTIVELY (THE "GUARANTORS"), ALL HEREIN REPRESENTED BY MR. __________________________, IN ACCORDANCE WITH THE FOLLOWING RECITALS AND CLAUSES:

                                    RECITALS

         I. The Landlord, through its representative, hereby declares:

         a) That it is a corporation duly organized under the laws of the United Mexican States, as evidenced by copy of Public Deed No. 4,763, dated January 14, 1998, granted before Mr. Eduardo Adolfo Manautou Ayala Notary Public No. 123 of Monterrey, Nuevo Leon, registered in the Public Registry of that city, under No. 434, volume No. 430, Book No. 3, Second Auxiliary, dated February 13, 1998.

         b) That it is the owner of the plot of land, buildings and improvements located at Av. Calidad Total No. 600, Stiva-Barragan Industrial Park, Municipality of San Nicolas de los Garza, State of Nuevo Leon, Mexico, with a total surface area of approximately 9,738.36 square meters (hereinafter referred to as the "Premises"), as evidenced by copy of public deed No. 67,180 granted before Mr. Juan Manuel Garcia Garcia Notary Public No. 129 of San Pedro Garza Garcia, registered in the Public Registry of Monterrey, Nuevo Leon, under No. 4428, volume No. 71, Book 90, dated December 13, 1999. A plan of the Premises, including the description and measurements of its current buildings and improvements, is attached hereto as Exhibit "A".

         c) That there are no liens, mortgages, encumbrances, easements, rights of way or any other rights in favor of third parties in connection to the Premises that will adversely affect Lessee's rights under this Agreement.

         d) That it is acquainted with the Lessee's intended use of the Premises and that the Premises have all applicable federal, state and local permits and authorizations to be operated the for such purposes.

         e) That in consideration of the execution by Lessee of this Agreement it is willing to construct certain improvements (hereafter the "Improvements") to the Premises. The description, specifications and schedule of completion for the Improvements must be attached hereto as Exhibit "B" once completed by Landlord and approved by Lessee as set forth herein.

         f) That its representative has sufficient authority to bind it in terms hereof, as evidenced by copy of public deed No. 70,504, granted before Mr. Juan Manuel Garcia Garcia Notary Public No. 129 of San Pedro Garza Garcia, and further declares that the authority granted therein has not been revoked or limited in any manner whatsoever.

         II. The Lessee, through its representative, hereby declares:


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         a) That it is a corporation duly organized under the laws of the United
Mexican States, originally incorporated under the name of Home Interiors & Gifts Mexico, S.A. de C.V., as evidenced by copy of Public Deed No. 6,055, dated January 19, 1995, granted before Mr. Carlos Rousseau Garza Notary Public No. 74 of Guadalupe, Nuevo Leon, registered in the Public Registry of Monterrey, Nuevo Leon, under No. 2841, page 125, volume 426, Book No. 3, Second Auxiliary, dated February 13, 1995. At shareholders' meeting held on May 18, 1999, it was resolved to amend the by-laws of the corporation and to change its corporate name to its current one, as evidenced by copy of Public Deed No. 8,081, dated June 16, 1999, granted before same Notary Public, and registered in the said Public Registry under No. 4294, volume 209-86, Book No. 4, Third Auxiliary, dated June 18, 1999.

         b) That it is its intention to lease the Premises under the terms and conditions set forth herein.

         c) That its representative has sufficient authority to bind it in terms of this Agreement, as evidenced by copy of Public Deed No. 8,093, dated May 4, 2000, granted before Mr. Miguel Alessio Robles, Notary Public No. 19 of Mexico City and further declares that the authority granted therein has not been revoked or limited in any manner whatsoever.

         III. The Guarantors, through their representative, hereby declare:

         a) That they are all entities duly organized under the laws of the United States of America.

         b) That Lessee is a company that belongs to their same group of interest and therefore they are willing to execute this Agreement as Guarantors in order to secure all of Lessee's obligations hereunder.

NOW THEREFORE, the parties submit themselves to the following:

                                     CLAUSES

FIRST. PURPOSE. As of the Effective Date (as this term is defined hereafter) the Landlord delivers the Premises in lease to the Lessee who receives them in such concept in satisfactory conditions to be used for Lessee's intended uses, as set forth in this Agreement. Except for the Improvements which shall be approved by Lessee as set forth hereafter, Lessee receives the rest of the Premises in their current condition to its complete satisfaction. Lessor warrants to Lessee that it has the exclusive title to the Premises free of any liens, encumbrances, easements, rights of way, or any other rights in favor of third parties and that the Premises will remain under such conditions throughout the term of the lease. Furthermore, Lessor guarantees that Lessee shall have quiet enjoyment of the Premises during the whole term of this Agreement. Prior to the Effective Date, Landlord shall deliver to Lessee a certification from Landlord's authorized representatives that all prior lease agreements with respect to the Premises have been duly terminated and any guarantees granted by previous tenants have been fully released. Upon expiration of the term of this Agreement the Lessee shall return the possession of the Premises to the Landlord in the same conditions in which Lessee received the Premises, except for normal wear and tear.


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SECOND. TERM. The term of this lease shall commence on the Effective Date (as hereafter defined) and shall expire on the date which is five calendar years thereafter. The parties hereby agree to set, and define as "Effective Date" for purposes of this Agreement, September 1, 2002. At the expiration of the lease term the Lessee shall have the right to renew this Agreement for five additional terms of one year each. This Agreement shall be considered renewed in terms hereof upon delivery of written notice to Landlord of Lessee's intention to renew the Agreement, with at least three months prior to the expiration of the lease term. Lessee's right to renew this Agreement is conditioned to the following: (i) Lessee shall be current in the fulfillment of all of its obligations hereunder; (ii) Guarantors shall agree to extend their guaranty for the term of the corresponding renewal; and (iii) none of the Lessee and/or Guarantors shall be declared bankrupt or insolvent, shall have transferred a material part of its assets to creditors, and their respective assets shall be free of any liens, encumbrances or attachments that could affect their capacity to secure Lessees obligations hereunder.

         As of the date of execution of this Agreement, Lessee shall have the right to access the Premises for purposes of inspection, verification of the advances in the construction of the Improvements, or otherwise as required by Lessee.

THIRD. RENT. Lessee shall pay as monthly rent (hereinafter the "Rent"), the amount of U.S.$29,952.00 (Twenty nine thousand nine hundred fifty two 00/100) Dollars currency of the United States of America, plus the corresponding value added tax. The Rent shall be paid in advance, within the first five days of each month of lease, at Landlord's address set forth in Clause Twentieth hereof, or by means of wire transfer to Landlord's bank account as designated in written and notified to Lessee.

         The Rent shall be increased each year on the anniversary of the Effective Date in the same proportion as the annual increase in the Consumer Price Index of the United States of America as published by United States Department of Labor. In no case the increase of the Rent shall be of less than one point five percent (1.5%) and higher than four percent (4%).

         Failure to pay Rent when due shall bear a default interest on the amounts due during the term the failure continues at the Prime Rate, as published by Citibank, N.A., New York, plus three percentage points (3%). Should failure continue, such Prime Rate shall be up dated every 180 (one hundred and eighty) calendar days and shall apply until payment is effectively made.

FOURTH. USE. Lessee shall use the Premises as warehouse, distribution and sales center and offices for its commercial operations which are, in general, the commercialization of products related to home furnishing, decoration, accessories and gifts. Lessee shall use the Premises in compliance to all applicable federal, state and local laws and regulations in connection with its activities, as well as in compliance with the regulations of the Stiva-Barragan Industrial Park which attached hereto as Exhibit "C" are by reference made part of this Agreement. Landlord shall at all times assure the free use by Lessee of the Premises and shall maintain in force all necessary permits and authorizations for the use of the Premises and the Stiva-Barragan Industrial Park as an industrial and/or commercial facilities, including but not limited to, the use of land-related permits.


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FIFTH. IMPROVEMENTS. Lessee shall submit to Landlord the specific requirements and description of the Improvements. Within ten calendar days from receipt by Landlord of Lessee's requirements and description, Landlord shall prepare and submit to Lessee's approval drawings, blueprints and specifications of the Improvements, as well as a schedule for their completion, which in no case shall be of more than 120 (one hundred and twenty) calendar days from the day in which Lessee approves such documents, all of which shall be attached hereto as Exhibit "B", upon their final approval. If Lessee unreasonably denies to approve the drawings, blueprints, specifications and schedule to complete the Improvements, within five days following to such denial, Landlord shall have the right to submit such documents to an expert from the Mexican Chamber of the Construction Industry in order for such expert to determine if the drawings, blueprints, specifications and schedule to complete the Improvements meet Lessee's requirements. Decision from such expert shall be definitive. On the date that is 120 days after approval by Lessee (or by the above-mentioned expert, in its case) Landlord shall have concluded the construction of the Improvements and shall deliver the Premises in full operating condition. If Landlord fails to complete the construction of the Improvements within such term, Lessee shall not be obliged to pay Rent until the Landlord completes the construction of the Improvements. Construction of Improvements shall not be considered concluded until written approval and acceptance by Lessee is obtained, which must not be unreasonably withheld. The parties shall negotiate and agree an increase in the Rent as a result of the cost of construction of the Improvements.

SIXTH. MAINTENANCE AND REPAIR. Lessee shall maintain the Premises in good condition as it received it, except for the normal wear and tear. Likewise, Lessee is obliged to repair any damage to the Premises caused as a result of Lessee's acts or omissions, including damage caused by Lessee's officers, employees, agents or personnel under its control, as well as to repair all minor damage caused by the ordinary use of the Premises according to this Agreement. Landlord shall maintain and repair at its own expense and cost, the foundation, structural support and any repairs needed as result hidden defects of the Premises, as well as any other major repairs necessary for the ordinary use of the Premises by Lessee. Lessee shall be responsible for ordinary maintenance and minor repairs to the Premises.

         In case any major damage is caused to the Premises, Lessee must notify Landlord in writing. Upon Lessee's notice, Landlord shall evaluate the damage and within ten days inform Lessee in writing of the time in which the Premises may be appropriately repaired. If the time to repair the Premises is less than 90 (ninety) days from the evaluation, the Landlord shall be obligated to repair the damage and leave the Premises in good condition for Lessee's use within such term. The Rent shall be proportionately reduced during the time the Lessee is impeded to normally use the Premises, as set forth in the applicable provisions of the Civil Code for the State of Nuevo Leon. If the time to repair the Premises exceed 90 (ninety) days following the evaluation of the damage by Landlord, Lessee may elect to terminate this the lease without further liability for Lessee, or instruct the Landlord to proceed with the repair. In case of the latter, Landlord shall waive payment of the Rent until appropriate repair of the Premises is completed.

SEVENTH. MAINTENANCE FEES. Lessee shall be responsible for the payment of its proportionate part of maintenance fees for the Stiva-Barragan Industrial Park, as set forth in its regulations. At the time of execution of this Agreement the monthly maintenance fee


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corresponding to Lessee is the amount of U.S.$271.00 (Two hundred seventy one)
Dollars. Any increase in maintenance fees must be made by written notice and be made according to such regulations, and shall be proportionate to all owners or occupants of premises in the Stiva-Barragan Industrial Park. Maintenance fees shall be payable along with the monthly payment of Rent, and shall be added with the corresponding value added tax. In consideration of the payment of maintenance fees, Landlord shall provide the following services: (i) 24-hour private security in the Stiva-Barragan Industrial Park and surrounding areas, during the term of the lease; (ii) street maintenance and cleaning services;
(iii) maintenance and gardening of common green areas and parks; (iv) maintenance of street lightning; (v) a representative of Landlord to assist Lessee and other owners and/or lessees in procedures before state and local governmental agencies.

EIGHTH. ALTERATIONS. Lessee must not make any structural or exterior alterations to the Premises without Landlord's express written authorization, which shall not be unreasonably withheld. Lessee shall have the right to make any non-structural alterations to the Premises which cost does not exceed the amount of U.S.$50,000.00 (Fifty thousand 00/100) Dollars, without the written consent of Landlord. Any other alterations to the Premises shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld. If Landlord authorizes any alterations requested by Lessee in term of this clause, Landlord shall be obligated to sign and submit any information required to file any application before the corresponding authorities to obtain the necessary permits in connection with such alterations to the Premises. In no case shall the Landlord pay or acknowledge the cost of alterations not duly authorized as set forth herein. Landlord hereby authorizes Lessee to install exterior signs which specifications must comply with the applicable legal provisions and the regulations of the Stiva-Barragan Industrial Park. At the termination of the lease, Lessee must remove all exterior signs.

NINTH. FIXTURES, EQUIPMENT AND ACCESSORIES. All fixtures, equipment and accessories installed in the Premises by Lessee shall at all times continue to be the property of Lessee, and shall be removed by Lessee at the termination of this lease. Lessee shall at its own cost and expense repair any damage to the Premises resulting from the removal of said, fixtures, equipment and/or accessories and shall deliver the Premises to the Landlord in adequate conditions, except for normal wear and tear. All fixtures, accessories and/or equipment already installed by Landlord and delivered to Lessee as part of the Premises shall continue to be the property of Landlord and Lessee may not remove them, except with written consent of Landlord. A list of Landlord's accessories, fixtures and/or equipment is attached hereto as Exhibit "D".

TENTH. ENVIRONMENTAL. Landlord represents and warrants that any handling, transportation, storage, treatment or use of hazardous or toxic substances that have occurred on the Premises prior to the date of execution of this Agreement have been made in compliance with all applicable federal, state and local laws, regulations and ordinances. Landlord further represents and warrants that as of the date of execution of this Agreement, no leak, spill, release, discharge, emission or disposal of hazardous and toxic substances has occurred, and that the soil, ground water, and soil vapor on or under the Premises are free of toxic or hazardous substances.

         In connection therewith, the parties agree to the following:


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         (i)  Landlord represents and warrants that as of the Initial Date, the
              Premises will not contain any asbestos or PCB's, any underground storage tanks and any other kind of contaminated material as per the applicable environmental laws and regulations. If the aforementioned results a misrepresentation form Landlord, Lessee shall have the right to terminate this Agreement without further liability and without need of judicial declaration to such effect. In such case Landlord shall be liable for any damages caused to Lessee, including attorneys fees.

         (ii) That the Parque Industrial Stiva-Barragan (which is owned by Landlord) where the Premises are located has an internal sewer system, into which residual water generated by Lessee will be discharged. In connection therewith, if Lessee uses water for an industrial, manufacturing or water intensive use service or activity, Lessee shall have the obligation to treat such water (excluding water from sanitary services) in order for the same not to contain metals, corrosive elements, or radioactive or toxic wastes in excess of the applicable Mexican Official Standard.

         Lessee shall use the Premises in compliance with all applicable environmental laws and regulations and shall not use, generate, transport, refine, produce, process, store or dispose of any hazardous substances on, under or from the Premises, except in compliance with the applicable environmental laws and regulations.

         If any claim is ever made against either Landlord or Lessee by any person or entity relating to any pollution or contamination from toxic or hazardous substances, asbestos, or any other chemicals or substances in amounts which exceed the applicable standards as established and regulated by any local, state, or federal governmental authority (herein collectively referred to as "Hazardous Substances") located at or about the Premises during the term of the lease and derived from a non-compliance by Lessee or Lessor to their respective obligations under this Clause, all costs of removal and liabilities imposed upon, and the direct losses and damages suffered by either Landlord or Lessee derived from such concepts shall be borne by the liable who has breached its obligations hereunder. Therefore, the parties hereby agrees to indemnify, defend, and hold each other harmless from and against all such costs, liabilities, losses, and damages, including, without limitation, with respect to all third-party and/or authorities claims (including sums paid in settlement thereof, with or without legal proceedings) for personal injury or property damage and other claims, actions, administrative proceedings, judgments, compensatory and punitive damages, lost profits, penalties, fines, costs, losses, attorneys' fees and expenses (through all levels or proceedings), consultants or experts fees, and all costs incurred in enforcing this indemnity. Landlord and Lessee shall have the right at any moment, after reasonable written notice, to take samples of the discharges to be analyzed by an environmental expert. The foregoing does not exempt Lessee from its responsibilities and obligations towards any governmental authorities.

ELEVENTH. TAXES. Landlord shall be solely responsible for all taxes on real property with respect to the Premises, including real estate taxes, asset tax, and any other applicable taxes. Lessee will solely be responsible for payment of the value added tax on the Rent.

TWELFTH. UTILITIES. Landlord shall deliver the Premises with full operating connections to utilities with sufficient capacity and in compliance with the all statutory specifications for the


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Lessee to use the Premises as set forth herein. Lessee shall directly contract all utilities and services that it may require, and shall be responsible for their payment. It is understood, however, that if at any time the suppliers of utilities and services cease to satisfactory supply or provide such services for any reason beyond Lessee's control, and such fact adversely affect Lessee's use of the Premises according to this Agreement, Lessee may have the right to terminate this Agreement without further liability by means of written notice to Landlord delivered with at least 30 (thirty) days in advance.

THIRTEENTH. ACCESS TO PREMISES. The parties hereto agree that Landlord, or any of its authorized representatives, may have the right to access the Premises for purposes of inspection and to perform any repairs that according to this Agreement Landlord is responsible for. Access by Landlord shall be limited to Lessee's business hours and upon prior delivery of written notice with at least two days in advance. Landlord agrees that its right to access the Premises according to this clause shall be exercised in a manner which to the extent possible not to obstruct Lessee's activities or use of the Premises.

FOURTEENTH. INSURANCE. During the term of the lease, Lessee agrees to contract and maintain at its own cost and expense civil liability insurance up the amount of U.S.$1,000,000.00 (One Million 00/100) Dollars, to cover loss and damages caused by Lessee or its employees and agents to the Premises and third parties. The insurance policy shall designate Landlord as beneficiary and shall include the insurance carrier's waiver to any subrogation rights. Lessee shall also contract and maintain to its own cost and expense ample coverage insurance to cover risk of fire, earthquake, flood or any other acts of God. Lessee shall be responsible for the insurance of its personal property in the Premises.

FIFTEENTH. GUARANTY. In order to secure compliance of Lessee's obligations under this Agreement, the Guarantors hereby agrees to execute a Guaranty substantially in the form of Exhibit "E" hereto, and to maintain such guaranty during the term of this lease, including any renewals.

SIXTEENTH. DEFAULT BY LESSEE. The following events shall constitute a material default and breach of this Agreement by Lessee:

         (1) Vacating or abandonment of the Premises prior to expiration of the lease term or any renewal thereof.

         (2) Failure to make any payment of Rent or any other payment required to be made hereunder, as and when due, if such failure continues for a period of five days after receipt of written notice thereof from Landlord.

         (3) The failure to observe or perform any of the covenants, conditions or provisions of this Agreement if such failure continues for a period of 30 (thirty) days after receipt of written notice thereof from Landlord; provided, however, that if the nature of Lessee's default is such that more than 30 (thirty) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee has taken actions to cure within said 30 (thirty) day period and thereafter diligently prosecutes such cure to completion.


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         In the event of any of the abovementioned events of default, Landlord may at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy, rescind this Agreement according to the applicable legal provisions and shall be entitled to recover from Lessee all damages and cost incurred by Landlord including, but not limited to, the cost of recovering possession of the Premises and reasonable attorney's fees.

         If Lessee fails to vacate and return the Premises to Landlord at the termination of the lease, Lessee shall pay an amount equivalent to the Rent increased by a 120% until final delivery and return of the Premises.

         Waiver by Landlord to any payment of Rent or to any event of default by Lessee shall not be considered as a waiver to any other rights or remedies of Landlord under this Agreement, or as a reduction to the Rent. Landlord acknowledges and agrees that in no case Lessee's liability under this Clause shall exceed the total amount of Rent for the term set forth in Clause Second hereof.

SEVENTEENTH. DEFAULT BY LANDLORD. Landlord shall be considered in default and to have breached this Agreement if it fails to perform any of its obligations hereunder and such default is not cured within 30 (thirty) days after receipt of written notice from Lessee; provided, however, that if the nature of Landlord's default is such that more than 30 (thirty) days are reasonably required for its cure then Landlord shall not be deemed to be in default if has taken actions to cure within such 30 (thirty) day period and thereafter diligently prosecute such cure to completion. If Landlord's default is not cured as set forth in this Clause, Lessee without prejudice of any other rights under this Agreement or the applicable laws, may rescind this Agreement without need of any judicial declaration to that effect, or may undertake the necessary actions to cure Landlord's default. In this last case, Landlord shall be liable to reimburse any expenses incurred by Lessee, including reasonable administrative and attorney's fees. Lessee may deduct such amounts from any of the monthly Rent payable hereunder. At Landlord's request Lessee must deliver copies of the invoices or expense receipts which evidence the amounts spent by Lessee. Waiver by Lessee to any of its rights or remedies hereunder shall not be considered as a waiver to any other rights or remedies set forth in this Agreement. Lessee acknowledges and agrees that in no case Landlord's liability under this Clause shall exceed the total amount of Rent for the term set forth in Clause Second hereof.

EIGHTEENTH. ASSIGNMENT AND SUBLETTING. Except for its affiliates, or controlled entities, Lessee shall not assign this Agreement or sublease the Premises, unless prior written authorization from Landlord, whose authorization shall not be unreasonably withheld, in the understanding that a denial by Landlord to authorize assignment or subletting to a company that is not in equivalent or better condition as Lessee shall not be understood as unreasonable. In case of any assignment to any affiliates or controlled entities, Guarantors shall continue to secure the obligations under this Agreement.

NINETEENTH. LABOR LIABILITIES. Lessee agrees that all obligations to Lessee's employees under applicable Mexican laws and regulations arising out of use of the Premises by Lessee shall be its sole and exclusive responsibility, without limitation, such legal obligations, if any, to all personnel employed by Lessee at the Premises, whether unionized or not, temporary or other (including any subcontractors), and payment or fees to the Mexican Social Security


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Institute, Pension and Retirement System (SAR), INFONAVIT or any other applicable taxes, fees or duties.

         Landlord agrees that all obligations to Landlord's employees under applicable Mexican laws and regulations arising out Landlord's Work and the performance of Landlord's obligations, shall be the its sole and exclusive responsibility, including, without limitation, such legal obligations, if any, to all personnel employed by Landlord at the Premises, whether unionized or not, temporary or other (including any subcontractors), and payment or fees to the Mexican Social Security Institute, Pension and Retirement System (SAR), INFONAVIT or any other applicable taxes, fees or duties.

TWENTIETH. NOTICES. All notices, demands and requests required in connection with this Agreement shall be delivered in writing and shall be deemed to have been properly delivered if served personally or sent by overnight courier service, or certified mail, return receipt requested, or facsimile transmission (if receipt confirmation is obtained) addressed to the following domiciles:

         If to Landlord:      Ave. Felix U. Gomez No. 125 Sur
                              Monterrey, N.L., 64000
                              Fax No. (81) 83 40 0818
                              Att'n: Luis Lozano Trevino

         If to Lessee:        Rio Lerma No. 120
                              Col. Miravalle
                              Monterrey , N.L., 64660
                              Fax No. (81) 81 29 6750
                              Att'n: L. Fabian Uribarren A.

         If to Guarantor:     Home Interiors & Gifts, Inc.
                              1649 Frankford Road West
                              Carrollton, Texas 75007
                              Fax No. (972) 386 1022
                              Att'n: Kenneth J. Cichocki


         Any of the parties may change their respective domiciles with prior written notice to the other parties with at least 15 (fifteen) days in advance.

TWENTY FIRST. LANGUAGE. This Agreement is executed in both Spanish and English version in the understanding that in the event of any discrepancy or contradiction, the Spanish version shall prevail in all cases.

TWENTY SECOND. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties hereto with regard to the subject matter hereof and supersedes any prior written or oral agreements or undertakings, including certain letter of intent executed by and between Landlord and Guarantor dated March 13, 2002.


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


TWENTY THIRD. AMENDMENTS, WAIVERS. No amendment, waiver, release, or discharge of any provisions or obligations under this Agreement shall be deemed valid unless agreed in writing by the parties hereof. Except as expressly provided in this Agreement and without prejudice of Landlord's rights hereunder, Lessee hereby expressly waives to the provisions set forth in Articles 2306 Section II, 2310, 2317, 2318, 2341, 2379, 2380, 2381 and 2386 of the Civil Code for the
State of Nuevo Leon.

TWENTY FOURTH. HEADINGS. The headings in this Agreement are for purposes of reference only and shall not be considered for the construction of any of the provisions thereof.

TWENTY FIFTH. SEVERABILITY. The parties hereto agree that if one or more provisions contained in this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be considered as deleted and the validity of the remaining provisions contained herein shall not be affected or impaired thereby.

TWENTY SIXTH. APPLICABLE LAW AND JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of Nuevo Leon, Mexico. For any action or proceeding arising out from this Agreement, the parties expressly and irrevocably submit themselves to the jurisdiction of the competent courts in the city of Monterrey, Nuevo Leon, waiving any other jurisdiction to which they may be entitled by reason of their present or future domiciles.



[SIGNATURE PAGE FOLLOWS]


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In witness whereof, Lessor and Lessee execute this Agreement in the city of
Monterrey, Nuevo Leon, Mexico on the 9th. day of April 2002, and the Guarantors execute this Agreement in Carrollton State of Texas, United States of America on the 9th. day of April 2002.


         LESSEE                                         LESSOR
HOME INTERIORS DE MEXICO, S. DE R.L. DE C.V.   INVERSIONES GSG. S.A. DE C.V.



By: /s/ Donald J. Carter, Jr.                  By: /s/ Pedro Elizondo Montemayor
Name: Donald J. Carter, Jr.                    Name: Pedro Elizondo Montemayor
Title: General Manager                         Title: Finance Director

                                   GUARANTORS

HOME INTERIORS & GIFTS, INC.                   DALLAS WOODCRAFT COMPANY, L.P.
                                               A TEXAS LIMITED PARTNERSHIP

By: /s/ Kenneth J. Cichocki                    By Its General Partner
Name: Kenneth J. Cichocki                      DWC GP, Inc.
Title: Sr. VP of Finance,
Chief Financial Officer

                                               By: /s/ Kenneth J. Cichocki
                                               Name: Kenneth J. Cichocki
                                               Title: Secretary

                            LAREDO CANDLE COMPANY, L.P.,
                            A TEXAS LIMITED PARTNERSHIP

                            By Its General Partner
                            Spring Valley Scents, Inc.


                            By: /s/ Kenneth J. Cichocki
                            Name: Kenneth J. Cichocki
                            Title: Secretary